EXHIBIT 99.1

FOR RELEASE AT 4:01 PM EST 8-7-08

Contacts:
At Cambridge Heart, Inc.	At Allen & Caron
Vincenzo LiCausi	Matthew H. Clawson
Investor Relations	(949) 474-4300
(978) 654-7600 x 6645	matt@allencaron.com
www.cambridgeheart.com

CAMBRIDGE HEART REPORTS RESULTS FOR THE SECOND QUARTER 2008

Tewksbury, Mass., August 7, 2008 — Cambridge Heart, Inc. (OTCBB-CAMH), today reported total revenue of $927,448 for the second quarter ended June 30, 2008, a decrease of 65% from total revenue of $2,653,160 reported during the same period of 2007. On a sequential basis, total revenue decreased 21.2% from revenue reported for the quarter ended March 31, 2008. The operating loss for the second quarter of 2008 was $2,629,943, compared to an operating loss of $2,423,433 for the same period in 2007. Included in the operating loss for the second quarter of 2008 was $730,118 of non-cash stock-based compensation expense. The net loss for the quarter was $2,559,384, or $0.04 per share, compared to a net loss of $2,202,560, or $0.03 per share, in the comparable 2007 period.

Cambridge Heart’s Chief Executive Officer Ali Haghighi-Mood indicated that the decline in revenues in the second quarter was due principally to the transition to the new sales strategy that was adopted in May in order to create broader market penetration and eliminate upfront capital outlay for the Company’s customers.

“During this transition period and until we gain traction in our new approach, revenues are likely to remain uneven,” said Mr. Haghighi-Mood. “I am confident that our technology can play a pivotal role in addressing the Sudden Cardiac Death epidemic in the U.S. and we are in a unique position to capitalize on this opportunity.”

The Company reported total revenue for the six months ended June 30, 2008 of $2,104,049, a decrease of $3,138,630 or 60% compared to total revenue of $5,242,679 for the same period in 2007. The operating loss for the 2008 six-month period was $5,178,450, a decrease of $497,888 compared to an operating loss of $5,676,338 in the same period last year. The operating loss for the 2008 six-month period included $1,473,104 in non-cash stock based compensation expense. The net loss for the six months ended June 30, 2008 was $4,941,388, or $0.08 per share, compared to a net loss of $5,358,415, or $0.08 per share, in the same period in 2007.

Revenue for the second quarter from the sale of the Company’s Microvolt T-Wave Alternans (“Alternans”) products was $613,645, a decrease of 73% compared with the same period in 2007. For the six months of 2008, revenue from Alternans products was $1,613,510, a decrease of $2,930,352 or 64%, compared to revenue of $4,543,862 in the same period in 2007.

The Company’s cash used by operations was $1,241,981 and $2,238,615, respectively, for the three and six months ended June 30, 2008. The Company ended the second quarter with cash and cash equivalents of $2,934,221.

As of June 30, 2008, investments amounting to $9,250,000 that were previously reported as current assets were reclassified as long-term assets. These investments consist of auction rate securities with triple “A” credit rating collateralized by student loans guaranteed by the U.S. Department of Education under the Federal Family Education Loan Program (“FFELP”). Credit and liquidity issues experienced in the financial markets have led to failed auctions. As a result, the Company reclassified these investments from current to long-term assets and recorded a related temporary unrealized loss reported in accumulated other comprehensive loss of $412,079. To ease temporary liquidity concerns, the Company secured a revolving credit facility with Citigroup Global Markets, Inc. for borrowings for up to 50% of the par value of the investments in auction rate securities. At June 30, 2008, included in cash and marketable securities, was $2,500,000 of cash outstanding under the revolving credit facility.

The Company currently has a total of 68.9 million shares of common stock and common stock equivalents issued and outstanding, including the effect of converting the Series A preferred stock and Series C preferred stock purchased by St. Jude Medical in March 2007. In addition, there are options and warrants outstanding to purchase 8.0 million common equivalent shares, bringing the fully diluted share count to 76.9 million common equivalent shares.

Conference Call Information

The Company will hold a conference call at 4:30 p.m. eastern on Thursday, August 7, 2008, to discuss the results for the 2008 second quarter. The conference call dial-in number is 1.866.713.8565 (outside the U.S. 1.617.597.5324), passcode 27903536. Interested parties may listen to a recording of the conference call at any time during the 7 days immediately following the call by dialing 1.888.286.8010 (outside the U.S. 1.617.801.6888) and enter the passcode 22373598. This replay will begin approximately two hours after the call ends. The conference call will also be available by webcast on the Company’s web site at www.cambridgeheart.com.

About Cambridge Heart, Inc.

Cambridge Heart (www.cambridgeheart.com) is engaged in the development and commercialization of products for the non-invasive diagnosis of cardiac disease, particularly the identification of those at risk of sudden cardiac arrest. The Company’s products incorporate its proprietary Microvolt T-Wave Alternans measurement technologies, coupled with its patented Spectral Analytic Method and ultra-sensitive disposable electrode sensors. Only Spectral Analytic Method MTWA tests are reimbursed by Medicare under its National Coverage Policy that covers patients with a wide variety of cardiac symptoms. Other major insurers in the USA also have coverage policies for the test. The T-Wave Alternans test is included in the Guideline for Management of Patients with

Ventricular Arrhythmias and the Prevention of Sudden Cardiac Death jointly developed by the American College of Cardiology (ACC), The American Heart Association (AHA) and the European Society of Cardiology (ESC). The Company, founded in 1990, is based in Tewksbury, Massachusetts and is traded on the OTCBB under the symbol CAMH.

About the Cambridge Heart Microvolt T-Wave Alternans Test

The Cambridge Heart Microvolt T-Wave Alternans Test measures a specific extremely subtle pattern of beat-to-beat fluctuations in a person’s electrocardiogram. This pattern of fluctuations is called T-wave alternans. These tiny variations in the electrocardiogram—measured at one millionth of a volt accuracy – are most commonly measured during a sub-maximal exercise stress test in the doctor’s office or hospital outpatient setting. The preparation for the test consists of placing proprietary sensors on the patient’s chest. Extensive clinical research has shown that those patients who are at risk of ventricular tachyarrhythmia that test positive for microvolt T-wave alternans are at increased risk for sudden cardiac death, while those who test negative are at reduced risk.

Statements contained in this press release are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include failure to achieve broad market acceptance of the Company’s MTWA technology, failure to achieve broad market acceptance of the Company’s MTWA technology, failure of our sales and marketing partner to market our products effectively, inability to hire and retain qualified clinical applications specialists in the Company’s target markets, failure to obtain or maintain adequate levels of third-party reimbursement for use of the Company’s MTWA test, customer delays in making final buying decisions, decreased demand for the Company’s products, failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology and other factors identified in our most recent Annual Report on Form 10-K/A under “Risk Factors”, which is on file with the SEC and available at www.EDGAR.com. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

-Financial information follows-

Cambridge Heart, Inc.

Financial Highlights

Statement of Operations

	Three months ended June 30,		Six months ended June 30,
	2007	2008	2007	2008
	(unaudited)		(unaudited)
Revenue	$2,653,160	$927,448	$5,242,679	$2,104,049
Cost of goods sold	968,056	525,347	1,897,635	1,085,464

Gross profit	1,685,104	402,101	3,345,044	1,018,585
Costs and expenses
Research and development	154,894	177,254	263,057	287,747
Selling, general and administrative	3,953,643	2,854,790	8,758,325	5,909,288

Total Operating Expenses	4,108,537	3,032,044	9,021,382	6,197,035

Loss from operations	(2,423,433)	(2,629,943)	(5,676,338)	(5,178,450)
Interest income	220,873	70,559	317,923	237,062

Net Loss	$(2,202,560)	$(2,559,384)	$(5,358,415)	$(4,941,388)

Net Loss attributable to common shareholders	$(2,202,560)	$(2,559,384)	$(5,358,415)	$(4,941,388)

Net loss per common share – basic and diluted	$(0.03)	$(0.04)	$(0.08)	$(0.08)

Weighted average shares outstanding – basic and diluted	64,391,556	64,543,021	64,341,500	64,543,021

Balance Sheet

	December 31,	June 30,
	2007	2008
		(unaudited)
Assets
Cash & cash equivalents	$866,510	$2,934,221
Marketable securities	11,200,000	—
Restricted cash, current portion	100,000	100,000
Accounts receivable, net	1,947,892	524,976
Inventory	2,405,144	2,345,350
Income producing assets	—	39,837
Other prepaid assets	70,726	98,435

Total current assets	16,590,272	6,042,819

Fixed assets, net	132,571	247,836
Restricted cash, net of current portion	400,000	400,000
Long term investments	—	8,837,921
Other assets	67,766	53,566

Total assets	$17,190,609	$15,582,142

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$1,983,373	$1,760,773
Debt, current portion	11,151	10,086
Revolving credit	—	2,500,000

Total current liabilities	1,994,524	4,270,859
Debt, long-term portion	38,256	32,964

Total liabilities	$2,032,780	$4,303,823

Convertible preferred stock	11,677,108	11,678,244

	$11,677,108	$11,678,244

Stockholders’ equity
Common stock	$64,718	$64,718
Additional paid-in-capital	82,030,007	83,502,828
Accumulated other comprehensive loss	—	(412,079)
Accumulated deficit	(78,614,004)	(83,555,392)

Total stockholders’ equity	3,480,721	(399,925)

Total liabilities and stockholders’ equity	$17,190,609	$15,582,142